Exhibit 99.1

News
For Immediate Release	Contact:
April 26, 2007	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES INC. REPORTS FIRST QUARTER
DILUTED EARNINGS PER SHARE OF $0.56 ON SALES OF $273.5 MILLION
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Company Also Declares Dividend of $0.05 per Share on its Common Stock
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NEW YORK, April 26 - Minerals Technologies Inc. (NYSE: MTX) today reported first quarter diluted earnings per common share of $0.56, a 13-percent decline from the $0.64 reported in the first quarter of 2006. Net income for the quarter was $10.8 million, which was 16 percent lower than the $12.8 million reported in the same period a year ago.

     Worldwide sales were $273.5 million, a 3-percent increase from the $264.7 million reported in the first quarter of 2006 and a 4-percent increase from the fourth quarter of 2006. Foreign exchange had a favorable impact of approximately $5.4 million on sales, or 2 percentage points of growth as compared with the first quarter of 2006. For the quarter, income from operations was $19.9 million, a 6-percent increase over the $18.8 million reported last year. Sequentially, income from operations declined 4 percent in the first quarter of 2007 from the fourth quarter of 2006.

     During the first quarter of 2006, the company recorded a pre-tax insurance settlement gain in non-operating income of $1.8 million for property damage sustained at a facility in Easton, Pennsylvania. This increased prior year's earnings by approximately $0.05 per share.

     "The first quarter of 2007 was as difficult as we expected," said Joseph C. Muscari, chairman and chief executive officer. "We were able, however, to mitigate some of the earnings impact through an expense control program that we introduced in early March. The company experienced softness in the North American paper and steel industries and continued weakness in the residential housing market."

     Sales in the Specialty Minerals segment, which includes the company's Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, increased 2 percent in the first quarter of 2007 to $184.0 million from $181.1 million in the same period of 2006. Income from operations in this segment increased 9 percent to $13.2 million from $12.1 million in the same period last year.

     Worldwide sales of PCC grew 5 percent to $148.6 million from $141.9 million in the first quarter of the prior year. Foreign exchange had a favorable impact on sales of approximately $3.5 million, or 2 percentage points of growth.

     Paper PCC sales increased 5 percent to $133.6 million from $126.9 million in the prior year. However, total Paper PCC volumes declined 1 percent. Weakness in the North American market was partially offset by volume growth in all other regions of the world, increased selling prices and foreign currency.

     Sales of Specialty PCC were $15.0 million, flat with the 2006 first quarter.

     Worldwide sales of Processed Minerals products decreased 10 percent in the first quarter to $35.4 million from $39.2 million in the prior year. This decrease was attributable primarily to the continued weakness in the residential and commercial construction markets. In addition, SYNSIL® Products sales decreased 39 percent to $1.4 million from $2.3 million in the prior year. This decline was primarily attributable to a reduction in commercial demand from the company's customer sampling facility in Ohio. In addition, sales from the company's two commercial facilities remain below expectations.

     Refractories segment sales, which are used primarily in the steel industry, increased 7 percent in the first quarter to $89.5 million from $83.6 million in the same period of 2006. This increase was attributable to the incremental sales from our recent acquisition in Turkey. Strong volume demand in Europe and Asia offset the lower demand in North America. In addition, foreign exchange had a favorable impact of $1.9 million or approximately 2 percentage points of sales growth. Income from operations for the Refractories segment was $6.7 million, even with the prior year. This segment experienced weakness in the metallurgical product line and additional costs related to new business development activities in Asia.

     Sales of refractory products and systems for steel and other industrial applications increased 17 percent in the first quarter to $71.5 million from $61.1 million last year. Sales of metallurgical products within the Refractories segment decreased 20 percent in the first quarter to $18.0 million compared with $22.5 million in the same period last year. This decrease was primarily attributable to lower volumes in North America and Latin America and lower prices resulting from the reduction in the cost of raw materials that is traditionally passed through to the customers for this product line.

     "As we continue into 2007, we will be further assessing the company's strategy and improving our core processes so that we can get back on a profit improvement track and achieve higher levels of Return on Capital," said Mr. Muscari. "The key areas of focus will be Product Innovation, Operational Excellence, Customer Satisfaction and Safety, with particular emphasis near term on improved capital management and spending control."

     The company also declared a regular quarterly dividend of $0.05 per share on its common stock. The dividend is payable on June 8, 2007 to stockholders of record on May 25, 2007.

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Minerals Technologies will sponsor a conference call tomorrow, April 27, at 11 a.m. EST. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.

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This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company's future operating results. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2006 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in thousands, except per share data) (unaudited)

	Quarter Ended			% Growth

	April 1, 2007	Dec. 31, 2006	April 2, 2006	Prior Year	Prior Qtr.

Net sales	$273,541	$262,925	$264,702	3%	4%

Cost of goods sold	218,626	209,241	210,973	4%	4%

Production margin	54,915	53,684	53,729	2%	2%

Marketing and administrative expenses	27,343	25,711	27,668	(1)%	6%
Research and development expenses	7,688	7,280	7,219	6%	6%

Income from operations	19,884	20,693	18,842	6%	(4)%

Non-operating deductions (income) - net	2,596	2,152	(711)	*	21%

Income before provision for taxes
on income, minority interests and
discontinued operations	17,288	18,541	19,553	(12)%	(7)%

Provision for taxes on income	5,619	5,730	5,921	(5)%	(2)%

Minority interests	848	651	901	(6)%	30%

Income from continuing operations	10,821	12,160	12,731	(15)%	(11)%

Income (loss) from discontinued operations, net of tax	0	(1,656)	81	*	*

Net income	$10,821	$10,504	$12,812	(16)%	3%

* Percentage not meaningful

Weighted average number of common
shares outstanding:
Basic	19,046	19,098	19,947

Diluted	19,241	19,249	20,083

Earnings per share:

Basic:
Income from continuing operations	$0.57	$0.64	$0.64	(11)%	(11)%
Income (loss) from discontinued operations	0.00	(0.09)	0.00	*	*

Net income	$0.57	$0.55	$0.64	(11)%	4%

Diluted:
Income from continuing operations	$0.56	$0.63	$0.64	(13)%	(11)%
Income (loss) from discontinued operations	0.00	(0.08)	0.00	*	*

Net income	$0.56	$0.55	$0.64	(13)%	2%

Cash dividends declared per common share	$0.05	$0.05	$0.05

* Percentage not meaningful

1) Sales decreased 6% in the United States in the first quarter of 2007 as compared with first quarter 2006. International sales increased 17% in the first quarter of 2007 as compared with first quarter 2006. Sequentially, sales in the United States increased 3% from the fourth quarter of 2006 and international sales increased 5% from the fourth quarter of 2006.

2) During the fourth quarter of 2006 the Company liquidated its wholly-owned subsidiary in Hadera, Israel and classified such business as a discontinued operation. The Company had previously operated a one-unit satellite PCC facility at this location.

     The following table details selected financial information for the business included within discontinued operations in the Consolidated Statement of Income (thousands of dollars):

	Quarter Ended

	April 1,	Dec.31,	April 2,
	2007	2006	2006

Net sales	$0	$0	$1,338

Income from operations	0	(52)	122

Foreign currency translation loss
arising from liquidation of investment in
foreign entity	0	(1,563)	0

Income (loss) from discontinued operations, net of tax	$0	$(1,656)	$81

3) During the first quarter of 2006, the Company recognized an insurance settlement gain of approximately $1.8 million for property damage sustained in 2004 at the Easton, Pennsylvania facility related to a storm. Such amount is included in non-operating deductions (income). This increased prior year earnings by approximately $0.05 per share.

4) The results of operations for the interim period ended April 1, 2007 are not necessarily indicative of the results that ultimately might be achieved for the current year.

5) The analyst conference call to discuss operating results for the first quarter is scheduled for Friday, April 27, 2007 at 11:00 a.m. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth

SALES DATA	April 1, 2007	Dec. 31, 2006	April 2, 2006	Prior Year	Prior Qtr.
United States	$152.8	$148.0	$161.8	(6)%	3%
International	120.7	114.9	102.9	17%	5%

Net Sales	$273.5	$262.9	$264.7	3%	4%

Paper PCC	$133.6	$125.5	$126.9	5%	6%
Specialty PCC	15.0	13.0	15.0	0%	15%

PCC Products	$148.6	$138.5	$141.9	5%	7

Talc	$14.8	$13.2	$14.8	0%	12%
Synsil® Products	1.4	2.9	2.3	(39)%	(52)%
Ground Calcium Carbonate	19.2	18.4	22.1	(13)%	4%

Processed Minerals Products	$35.4	$34.5	$39.2	(10)%	3%

Specialty Minerals Segment	$184.0	$173.0	$181.1	2%	6%

Refractory products	$71.5	$71.2	$61.1	17%	0%
Metallurgical Products	18.0	18.7	22.5	(20)%	(4)%

Refractories Segment	$89.5	$89.9	$83.6	7%	(0)%

Net Sales	$273.5	$262.9	$264.7	3%	4%

SEGMENT OPERATING INCOME DATA
Specialty Minerals Segment	$13.2	$11.8	$12.1	9%	12%

Refractories Segment	$6.7	$8.9	$6.7	0%	(25)%

Consolidated	$19.9	$20.7	$18.8	6%	(4)%

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Thousands of Dollars)	April 1, 2007*	December 31, 2006**

Current assets:
Cash & cash equivalents	80,087	67,929
Short-term investments	8,422	8,380
Accounts receivable, net	200,449	188,784
Inventories	128,883	129,894
Prepaid expenses and other current assets	15,706	16,775

Total current assets	433,547	411,762

Property, plant and equipment	1,498,836	1,478,922
Less accumulated depreciation	849,600	826,125

Net property, plant & equipment	649,236	652,797

Goodwill	71,211	68,977
Prepaid pension costs	35,587	25,717
Other assets and deferred charges	39,979	33,871

Total assets	1,229,560	1,193,124

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	78,817	87,644
Current maturities of long-term debt	2,758	2,063
Accounts payable	63,950	60,963
Other current liabilities	61,647	61,393

Total current liabilities	207,172	212,063

Long-term debt	119,823	113,351
Other non-current liabilities	130,274	115,153

Total liabilities	457,269	440,567

Total shareholders' equity	772,291	752,557

Total liabilities and shareholders' equity	1,229,560	1,193,124

* Unaudited.
**Condensed from audited financial statements.